UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2013

CORTEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

126 Valley Road, Suite C Glen Rock, New Jersey	07452
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 727-3157

7700 Irvine Center Drive, Suite 750,

Irvine, California

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2013, the Company held a duly noticed telephonic meeting of its Board of Directors (the “Board”) in which all directors of the Company participated. Among the actions taken by the Board at the meeting, the Board, by unanimous vote, expanded the size of the Board from three to seven and further resolved to fill one of the vacancies created by that expansion, as permitted under the Company’s Bylaws, with Robert N. Weingarten. Mr. Weingarten was also appointed as a Vice President and the Chief Financial Officer of the Company, to serve until the next annual meeting of the Board of Directors.

Mr. Weingarten, age 61, is an experienced business consultant and advisor with an ongoing consulting practice. Since 1979 he has provided financial consulting and advisory services to numerous public companies in various stages of development, operation or reorganization.  Mr. Weingarten received a B.A. Degree (Accounting) from the University of Washington in 1974, and an M.B.A. Degree (Finance) from the University of Southern California in 1975.  Mr. Weingarten is a Certified Public Accountant (inactive) in the State of California.  Mr. Weingarten was the Non-Executive Chairman of New Dawn Mining Corp. (“New Dawn”) from August 31, 2005 through September 30, 2010, and was named the Executive Chairman of New Dawn in October 2010.  On July 8, 2010, Mr. Weingarten was appointed to the board of directors of Central African Gold Limited (formerly known as Central African Gold Plc and listed on the Alternative Investment Market of the London Stock Exchange at that time).  Central African Gold Limited is an indirect, wholly-owned subsidiary of New Dawn.

The Company has not yet determined on which committees of the Board Mr. Weingarten will serve, if any. Mr. Weingarten and the Company are still negotiating his compensation; however, like the other officers of the Company, he has agreed to take no cash compensation for the time being.

Item 8.01 Other Events.

Financial Condition

The Company is currently, and has been for some time, under significant financial distress. It has limited cash resources and current assets, and has no ongoing source of revenue. Since late 2012, the Company’s business activities have been reduced to minimal levels, and the prior management of the Company, which was removed on March 22, 2013, had retained bankruptcy counsel to assist it in considering whether to file for Chapter 7 liquidation. New management, appointed during March and April 2013, is currently in the process of evaluating the status of numerous aspects of the Company’s existing business and obligations, including, without limitation, debt obligations, financial requirements, intellectual property, licensing agreements, legal and patent matters and regulatory compliance. This initial assessment may take several weeks.

New management has determined that the Company has accounts payable and accrued liabilities in excess of $2 million that are delinquent, as well as a note payable to Samyang Optics Co., Ltd. (“Samyang”) in the principal amount of approximately $400,000. The Company is exploring whether one or both parties to the Samyang note are in default of their respective obligations under the note. In addition, as a part of assessing its strategic needs, the Company had discussed terminating its license agreement with the Regents of the University of California. The Company does not believe this license agreement is material or necessary for its drug development plan. The license fees owed by the Company under the agreement were not paid and the license was terminated by the University on April 15, 2013. The Company is currently in discussions with the University regarding the amount of the fees owed by the Company under the license agreement and a possible settlement of that amount. The Company does not expect to be able to pay its liabilities and fund its business activities going forward without raising additional capital. As a result of the Company’s current financial situation, the Company believes that is has very limited access to external sources of debt and equity financing. Accordingly, there can be no assurances that the Company will be able to secure the additional financing required to fund its operating and debt service requirements. If the Company is unable to access sufficient cash resources, the Company may be forced to discontinue its operations entirely and liquidate.

Pending Litigation

The Company has received notice that it has been sued in the Superior Court of California by its former landlord, PPC Irvine Center Investment, LLC. The complaint was filed on March 28, 2013 and seeks, among other things, $57,534.97 in past due rent and reasonable attorney fees, and the notice indicates that eviction is possible. The Company no longer operates at this address. The Company is currently investigating the details related to these allegations and determining its response to the complaint.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2013	CORTEX PHARMACEUTICALS, INC.

	By:	/s/ Arnold S. Lippa
Arnold S. Lippa President and Chief Executive Officer